SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                            TLC The Laser Center Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    872934104
                                 (CUSIP Number)

                                  June 27, 1997
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
            [ ] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [X] Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 872934104                   13G                      Page 2 of 5 Pages

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   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       LNG Enterprises, Inc.

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

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   3.  SEC USE ONLY

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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Michigan

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  NUMBER OF         5.   SOLE VOTING POWER
   SHARES                2,300,000
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY          6.   SHARED VOTING POWER
    EACH                 N/A
  REPORTING         ------------------------------------------------------------
   PERSON           7.   SOLE DISPOSITIVE POWER
    WITH                 2,300,000
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
                         N/A
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,300,000

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872934104                   13G                      Page 3 of 5 Pages

Item 1.     (a)   Name of Issuer:
                  TLC THE LASER CENTER INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  5600 Explorer Drive, Suite 301
                  Mississuaga, Ontario L4W 4Y2
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  LNG Enterprises, Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  2000 Town Center, Suite 1400
                  Southfield, Michigan 48075
                  --------------------------------------------------------------
            (c)   Citizenship:
                  Michigan
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Shares
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  872934104
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            N/A

      This Schedule 13G is filed pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934. The filing person acquired its interest in TLC The Laser Center Inc. prior to the Company's registration of its common shares under Section 12(g) of the Securities Exchange Act.

CUSIP No. 872934104                   13G                      Page 4 of 5 Pages

Item 4.     Ownership.

            (a) The filing person beneficially owns 2,300,000 shares.

            (b) The shares owned constitute 6.9 percent of the class.

            (c) The filing person has sole power to vote or to direct the vote of 2,300,000 of the shares and sole power to dispose or to direct the disposition of 2,300,000 of the shares.

            (d) The filing person has the right to acquire 0 shares.

Item 5.     Ownership of Five Percent or Less of a Class.
            N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            N/A

Item 8.     Identification and Classification of Members of the Group.
            N/A

Item 9.     Notice of Dissolution of Group.
            N/A

Item 10.    Certifications.
            N/A

CUSIP No. 872934104                   13G                      Page 5 of 5 Pages


                                  SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Date: May 11, 1998


                                          LNG Enterprises, Inc.

                                          By: /s/ Howard Gourwitz
                                          -----------------------------
                                          Howard Gourwitz
                                          Secretary